Exhibit 5.1

SIDLEY AUSTIN LLP
1001 PAGE MILL ROAD BUILDING 1
PALO ALTO, CA 94304
+1 650 565 7000
+1 650 565 7100 FAX

AMERICA x ASIA PACIFIC x EUROPE

May 29, 2018

Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-225175 (the “Registration Statement”), filed by Pandora Media, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement and the Underwriting Agreement dated May 24, 2018 (the “Underwriting Agreement”) between the Company and Morgan Stanley & Co. LLC, as underwriter (the “Underwriter”), the Underwriter borrowed and sold 6,373,275 issued and outstanding shares of the Company’s common stock (the “Shares”), par value $0.0001 per share, at the request of the Company in order to facilitate hedging transactions by holders of certain convertible debt securities of the Company who had exchanged such convertible debt securities of the Company for convertible debt securities of the Company of a different series.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Underwriting Agreement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company (the “Board”) and the audit committee thereof, having been delegated authority by the Board, relating to the Registration Statement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Morgan Stanley & Co. LLC

May 29, 2018

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours

/s/ Sidley Austin LLP